                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 38 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 12, 1998, relating to financial statements and financial highlights appearing in the December 31, 1997 Annual Reports to Shareholders of New England Funds Trust I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statements of Additional Information.




/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
April 24, 1998